Exhibit 4.79

XM SATELLITE RADIO INC.,

XM ESCROW LLC

AND

THE BANK OF NEW YORK MELLON,

as Trustee,

SUPPLEMENTAL INDENTURE

Dated as of July 31, 2008

to

INDENTURE

Dated as of July 31, 2008

13% SENIOR NOTES DUE 2014

SUPPLEMENTAL INDENTURE, dated as of July 31, 2008, among XM SATELLITE RADIO INC., a Delaware corporation (the “Successor”), XM ESCROW LLC, a Delaware limited liability company (the “Company”), and THE BANK OF NEW YORK MELLON, a New York banking corporation, as trustee (the “Trustee”).

WHEREAS, the Company and the Trustee have heretofore executed and delivered a certain Indenture, dated as of July 31, 2008 (referred to herein as, the “Indenture”; capitalized terms not otherwise defined herein shall have the meanings set forth in the Indenture), providing for the issuance from time to time of the Notes;

WHEREAS, the Company and Successor have entered into an Agreement and Plan of Merger, dated as of July 31, 2008 (the “Merger Agreement”), which contemplates the execution and filing of a Certificate of Merger (the “Certificate of Merger”) as promptly as practicable following the Escrow Release (as defined in the Merger Agreement) providing for the merger of the Company with and into the Successor (the “Merger”), with the Successor continuing its corporate existence under Delaware law;

WHEREAS, Section 5.01 of the Indenture provides, among other things, that the Company shall not be prevented from merging with or into any other Person, provided that, among other things, such Person into which the Company shall have merged shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in a form satisfactory to the Trustee, upon any such merger, all of the obligations of the Company under the Notes and the Indenture;

WHEREAS, Section 9.01 of the Indenture provides, among other things, that the Company, the Guarantors and the Trustee may from time to time and at any time amend the Indenture, the Notes and the Guarantees, without notice to or consent of any Noteholder, for one or more of the following purposes: (i) to evidence the succession of another Person to the Company, or successive successions, and the assumption by the successor Person of the covenants, agreements and obligations of the Company pursuant to Article 5 of the Indenture; and (ii) to make provisions in regard to matters or questions arising under the Indenture, provided that such action shall not adversely affect the interests of the Noteholders;

WHEREAS, the execution and delivery of this Supplemental Indenture has been authorized by resolutions of the board of managers of the Company and the board of directors of Successor and have been duly authorized by all necessary action on the part of the Trustee; and

WHEREAS, all conditions precedent and requirements necessary to make this Supplemental Indenture a valid and legally binding instrument in accordance with its terms have been complied with, performed and fulfilled and the execution and delivery hereof have been in all respects duly authorized;

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and intending to be legally bound hereby, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Noteholders as follows:

ARTICLE I

REPRESENTATIONS OF ESCROW LLC AND SUCCESSOR

Each of the Company and Successor represents and warrants to the Trustee as of the date hereof follows:

1.1. It is a corporation or, in the case of the Company, a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.

1.2. The execution, delivery and performance by it of this Supplemental Indenture have been authorized and approved by all necessary corporate or, in the case of the Company, limited liability company action on the part of it.

1.3. Upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other time thereafter as is provided in the Certificate of Merger (the “Effective Time”), the Merger will be effective in accordance with the terms of the Merger Agreement and Delaware law.

1.4. Immediately after giving effect to the Merger, no Default or Event of Default shall have occurred and be continuing.

ARTICLE II

ASSUMPTION AND AGREEMENTS

2.1. Successor hereby expressly assumes all of the obligations of the Company under the Notes and the Indenture.

2.2. The Notes may bear a notation concerning the assumption of the Indenture and the Notes by Successor.

2.3. Successor shall succeed to and be substituted for the Company, with the same effect as if it had been named as the Company in the Indenture.

ARTICLE III

AMENDMENTS

3.1. The reference in the preamble to the Indenture to “XM ESCROW LLC, a Delaware limited liability company” is hereby amended to read “XM SATELLITE RADIO INC., a Delaware corporation” and each other reference in the Indenture to “XM Escrow LLC” or “Escrow LLC” shall be amended and deemed to be a reference to “XM Satellite Radio Inc.”.

3.2. Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms thereof shall remain in full force and effect and the Indenture, as so amended, shall be read, taken and construed as one and the same instrument.

ARTICLE IV

MISCELLANEOUS

4.1. The Trustee accepts the modification of the Indenture effected by this Supplemental Indenture, but only upon the terms and conditions set forth in the Indenture. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the correctness of the recitals herein contained, which shall be taken as the statements of the Company and Successor. The Trustee does not make any representation nor shall the Trustee have any responsibility as to the validity and sufficiency of this Supplemental Indenture.

4.2. If and to the extent that any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision included in this Supplemental Indenture or in the Indenture, in either case that is required to be included in this Supplemental Indenture or in the Indenture by any of the provisions of Sections 310 to 317, inclusive, of the Trust Indenture Act of 1939, such required provision shall control.

4.3. Nothing in this Supplemental Indenture is intended to or shall provide any rights to any parties other than those expressly contemplated by this Supplemental Indenture.

4.4. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

4.5. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of which counterparts together shall constitute but one and the same instrument.

4.6. This Supplemental Indenture shall become effective as of the Effective Time.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

XM ESCROW LLC

By	/s/ Joseph J. Euteneuer
Name:	Joseph J. Euteneuer
Title:	Executive Vice President and Chief Financial Officer

XM SATELLITE RADIO INC.

By	/s/ Joseph J. Euteneuer
Name:	Joseph J. Euteneuer
Title:	Executive Vice President and Chief Financial Officer

THE BANK OF NEW YORK MELLON, as Trustee

By	/s/ Remo J. Reale
Name:	Remo J. Reale
Title:	Vice President